Exhibit 99.1

Contacts:

Amber Blaha	Darlene Doyle
NaviSite, Inc.	Lois Paul & Partners
978.946.8647	781.782.5868
ablaha@navisite.com	darlene_doyle@lpp.com
NaviSite Signs Commitment Letter for $70 Million Term Loan Facility
and $3 Million Revolving Credit Facility
NaviSite Also Files Request to Withdraw S-2 Registration Statement
Andover, Mass. March 22, 2006 — NaviSite, Inc. (Nasdaq: NAVI), a leading provider of IT hosting, outsourcing and professional services for mid- to large-sized organizations, today announced that it has entered into a commitment letter with Silver Point Finance for up to $70 million in a senior secured term loan facility and up to $3 million in a senior secured revolving credit facility. Silver Point Finance structures and provides custom financing to large and middle market companies.
NaviSite plans to use the net proceeds from the term loan facility to refinance its Silicon Valley Bank line of credit, the Surebridge convertible promissory notes and other short-term debt and to pay transaction fees and expenses. The net proceeds from the revolving credit facility are expected to be used for general corporate and working capital purposes. The term loan facility and revolving credit facility will mature five years after the closing date. The credit facilities are expected to include customary representations and warranties, covenants and defaults.
The closings of the credit facilities are subject to the restructuring of NaviSite’s promissory note in favor of Atlantic Investors, LLC, NaviSite’s majority stockholder, and customary conditions, including completion of any remaining legal and tax due diligence review by Silver Point, the negotiation and execution of definitive loan agreements and NaviSite’s meeting certain liquidity requirements as of the closing. These transactions are expected to close prior to April 30, 2006.
In addition, NaviSite has filed a request with the Securities and Exchange Commission to withdraw its registration statement on Form S-2 relating to the proposed public offering of NaviSite’s common stock.

About NaviSite, Inc.
NaviSite provides IT hosting, outsourcing and professional services for mid- to large-sized organizations. Leveraging a proven set of technologies and extensive subject matter expertise, we deliver cost-effective, flexible solutions that provide responsive and predictable levels of service for our clients’ business. Over 900 companies across a variety of industries rely on NaviSite to build, implement and manage their mission-critical systems and applications. NaviSite is a trusted advisor committed to ensuring the long-term success of our customers’ business applications and technology strategy. NaviSite has 14 state-of-the-art data centers and 8 major office locations across the U.S., U.K. and India. For more information, please visit www.navisite.com or call 978.682.8300.
The statements contained in this press release that are not historical statements are forward-looking, including, without limitation, NaviSite’s ability to execute definitive loan documents and obtain financing from Silver Point. If the conditions to close the transaction are not satisfied, NaviSite will not enter into definitive agreements with Silver Point and Silver Point will not have any obligation to provide financing to NaviSite. Silver Point has no obligation to provide any financing to NaviSite until definitive contracts have been prepared, negotiated and executed. In addition, the terms of the financing are not final and are subject to the execution of definitive agreements. Although NaviSite believes it will obtain the financing described in this press release, it cannot guarantee that the transaction will be completed or that it will be able to borrow amounts contemplated thereunder. NaviSite’s success is also dependent on its ability to achieve and maintain profitability; obtain and maintain sufficient working capital; general economic conditions; the loss of customers due to the shutdown of their businesses; decreased or delayed purchase patterns of prospective or current customers or loss of current customers and market consolidation; the decreased renewal rate of our customers; increased competition and technological changes in the markets in which NaviSite competes; the effects of any future acquisitions of businesses or technologies; changes in the uses of the Internet; and possible failure of systems or internal infrastructure. For a detailed discussion of these and other cautionary statements, please refer to the filings made by NaviSite with the Securities and Exchange Commission, including NaviSite’s most recent Quarterly Report on Form 10-Q. We do not undertake any obligation to update forward-looking statements made by us.
The names of actual companies and products mentioned herein may be the trademarks of their respective owners.